INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                           AND 1996
                    (DOLLARS IN THOUSANDS)

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
                                              1997            1996
                                            ------          ------
                                                 (Unaudited)

Earnings:
Net Income . . . . . . . . . . . . . .   $ 220,415      $  187,274
  Add:
    Provision for income taxes . . . .     123,386         110,764
    Fixed charges. . . . . . . . . . . .   552,473         482,803
  Less:
    Capitalized interest . . . . . . .      35,101          37,359
                                           -------         -------
  Earnings as adjusted (A) . . . . . .   $ 861,173      $  743,482
                                           =======         =======

Preferred dividend requirements. . . .  $   12,466      $   12,576
Ratio of income before provision
    for income taxes to net income . .        156%            159%
                                           -------         -------
  Preferred dividend factor on pretax
    basis. . . . . . . . . . . . . . .      19,447          19,996
                                           -------         -------
Fixed Charges:
  Interest expense . . . . . . . . . .     477,209         427,282
  Capitalized interest . . . . . . . .      35,101          37,359
  Interest factor of rents . . . . . .      40,163          18,162
                                           -------         -------
  Fixed charges as adjusted (B). . . .     552,473         482,803
                                           -------         -------
Fixed charges and preferred stock
    dividends (C). . . . . . . . . . .   $ 571,920       $ 502,799
                                           =======         =======

Ratio of earnings to fixed charges
    (A) divided by (B) . . . . . . . .       1.56x           1.54x
                                             =====           =====


Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C) . . . . . . . .       1.51x           1.48x
                                             =====           =====
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